Exhibit 99.1

(1)	AP VIII Socrates Holdings, L.P. (“Socrates”) holds securities of the Issuer.

AP VIII Socrates Holdings GP, LLC (“Socrates GP”) is the general partner of Socrates. Apollo Advisors VIII, L.P. (“Advisors VIII”) is the general partner of the members of Socrates GP. Apollo Capital Management VIII, LLC (“Capital Management VIII”) is the general partner of Advisors VIII, and APH Holdings, L.P. (“APH Holdings”) is the sole member and manager of Capital Management VIII. Apollo Principal Holdings A GP, Ltd. (“Principal A GP”) is the general partner of APH Holdings. The foregoing are referred to herein collectively as the “Reporting Persons.”

Each of Socrates GP, Advisors VIII, Capital Management VIII, APH Holdings, Principal A GP, and Messrs. Rowan, Zelter and Kleinman, the directors of Principal A GP, disclaim beneficial ownership of all shares of common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal office of each of the Reporting Persons is 9 West 57th Street, 41st Floor, New York, New York 10019.

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